Exhibit 99.1

Paramount Announces Fourth Quarter 2017 Results

– Leases 1,281,503 square feet in 2017 –

– Initiates Guidance for Full Year 2018 –

NEW YORK—February 15, 2018 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2017 today and reported results for the quarter ended December 31, 2017.

Fourth Quarter Highlights:

•	Reported net loss attributable to common stockholders of $6.8 million, or $0.03 per diluted share, for the quarter ended December 31, 2017, compared to $6.5 million, or $0.03 per diluted share, for the quarter ended December 31, 2016.

•	Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $51.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2017, compared to $39.0 million, or $0.17 per diluted share, for the quarter ended December 31, 2016.

•	Leased 334,623 square feet, of which the Company’s share was 301,745 square feet that was leased at a weighted average initial rent of $74.44 per square foot. Of the square footage leased, 167,442 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 3.3% on a cash basis and 0.3% on a GAAP basis.

•	Declared a fourth quarter cash dividend of $0.095 per common share on December 15, 2017, which was paid on January 12, 2018.

Transactions Subsequent to Fourth Quarter:

•	Amended its revolving credit facility, on January 10, 2018, to extend the maturity date from November 2018 to January 2022, with two six-month extension options and increase the capacity to $1.0 billion from $800.0 million. The interest rate on the extended facility, at current leverage levels, was lowered by 10 basis points from LIBOR plus 125 basis points to LIBOR plus 115 basis points, and the facility fee was reduced by 5 basis points from 25 basis points to 20 basis points.

•	Formed Paramount Gateway Office Club (the “Club”), a strategic real estate co-investment platform with aggregate third-party equity capital commitments of $600.0 million. The Club will serve as our investment vehicle for all investments that fit within its investment parameters, subject to our option to co-invest up to 51.0% in each transaction, until the four year anniversary of the final closing of the Club.

Financial Results

Quarter Ended December 31, 2017

Net loss attributable to common stockholders was $6.8 million, or $0.03 per diluted share, for the quarter ended December 31, 2017, compared to $6.5 million, or $0.03 per diluted share, for the quarter ended December 31, 2016.

Funds from Operations (“FFO”) attributable to common stockholders was $48.1 million, or $0.20 per diluted share, for the quarter ended December 31, 2017, compared to $41.0 million, or $0.18 per diluted share, for the quarter ended December 31, 2016. FFO attributable to common stockholders for the quarters ended December 31, 2017 and 2016 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarter ended December 31, 2017 by $3.5 million, or $0.02 per diluted share, and increased FFO attributable to common stockholders for the quarter ended December 31, 2016 by $2.0 million, or $0.01 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $51.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2017, compared to $39.0 million, or $0.17 per diluted share, for the quarter ended December 31, 2016.

Year Ended December 31, 2017

Net income attributable to common stockholders was $86.4 million, or $0.37 per diluted share, for the year ended December 31, 2017, compared to a net loss of $9.9 million, or $0.05 per diluted share, for the year ended December 31, 2016.

FFO attributable to common stockholders was $205.6 million, or $0.87 per diluted share, for the year ended December 31, 2017, compared to $195.1 million, or $0.89 per diluted share, for the year ended December 31, 2016. FFO attributable to common stockholders for the years ended December 31, 2017 and 2016 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the year ended December 31, 2017 by $4.5 million, or $0.02 per diluted share, and increased FFO attributable to common stockholders for the year ended December 31, 2016 by $11.5 million, or $0.05 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $210.1 million, or $0.89 per diluted share, for the year ended December 31, 2017, compared to $183.6 million, or $0.84 per diluted share, for the year ended December 31, 2016.

Portfolio Operations

Quarter Ended December 31, 2017

During the quarter ended December 31, 2017, the Company leased 334,623 square feet, of which the Company’s share was 301,745 square feet that was leased at a weighted average initial rent of $74.44 per square foot. This leasing activity, partially offset by lease expirations in the quarter, increased leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) by 120 basis points to 93.5% at December 31, 2017 from 92.3% at September 30, 2017. Of the 334,623 square feet leased in the fourth quarter, 167,442 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 3.3% on a cash basis and 0.3% on a GAAP basis. The weighted average lease term for leases signed during the fourth quarter was 8.0 years and weighted average tenant improvements and leasing commissions on these leases were $9.93 per square foot per annum, or 13.3% of initial rent.

Year Ended December 31, 2017

During the year ended December 31, 2017, the Company leased 1,281,503 square feet, of which the Company’s share was 1,161,176 square feet that was leased at a weighted average initial rent of $77.42 per square foot. This leasing activity, partially offset by lease expirations in the year, increased leased occupancy by 80 basis points during the year to 93.5% at December 31, 2017 from 92.7% at December 31, 2016. Same store leased occupancy (properties owned by the Company in both reporting periods) increased by 130 basis points to 93.6% at December 31, 2017 from 92.3% at December 31, 2016. Of the 1,281,503 square feet leased in the year, 761,860 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 13.1% on a cash basis and 8.7% on a GAAP basis. The weighted average lease term for leases signed during the year was 9.0 years and weighted average tenant improvements and leasing commissions on these leases were $9.39 per square foot per annum, or 12.1% of initial rent.

Guidance

The Company is providing Estimated Core FFO Guidance for the full year of 2018, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders will be between $0.02 and $0.06 per diluted share. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

The Company estimates 2018 Core FFO to be between $0.92 and $0.96 per diluted share. The Estimated Core FFO of $0.94 per diluted share at the midpoint of the Company’s Guidance for 2018, when compared to Core FFO of $0.89 per diluted share for 2017, assumes, among other items, increases and decreases in the Company’s share of the following components: (i) an increase in Same Store Cash NOI of 7.0% to 10.0%, resulting in an incremental $0.10 per diluted share and (ii) an increase in non-cash straight-line rent and amortization of above and below-market lease revenue of $0.01 per diluted share, partially offset by (iii) a net decrease in Cash NOI of $0.02 per diluted share from the disposition of Waterview, partially offset by the acquisition of a 31.1% interest in 50 Beale Street, (iv) a decrease in lease termination income of $0.01 per diluted share, (v) a decrease in fee income, net of income taxes, of $0.01 per diluted share, (vi) an increase in interest and debt expense of $0.01 per diluted share and (vii) an increase in general and administrative expenses of $0.01 per diluted share (resulting from the amortization of a new layer of equity grants).

For the Year Ending December 31, 2018:	Low	High
Estimated net income attributable to common stockholders per diluted share	$0.02	$0.06
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated Core FFO per diluted share	$0.92	$0.96

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2017, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Friday, February 16, 2018 at 10:00 a.m. Eastern Time (ET), during which management will discuss the fourth quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 16, 2018 through February 23, 2018 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13675205.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2017	December 31, 2016
ASSETS:
Real estate, at cost
Land	$2,209,506	$2,091,535
Buildings and improvements	6,119,969	5,757,558

	8,329,475	7,849,093
Accumulated depreciation and amortization	(487,945)	(318,161)

Real estate, net	7,841,530	7,530,932
Cash and cash equivalents	219,381	162,965
Restricted cash	31,044	29,374
Investments in unconsolidated joint ventures	44,762	6,411
Investments in unconsolidated real estate funds	7,253	28,173
Preferred equity investments, net	35,817	55,051
Marketable securities	29,039	22,393
Accounts and other receivables, net	17,082	15,251
Deferred rent receivable	220,826	163,695
Deferred charges, net	98,645	71,184
Intangible assets, net	352,206	412,225
Assets held for sale	—	346,685
Other assets	20,076	22,829

Total assets	$8,917,661	$8,867,168

LIABILITIES:
Notes and mortgages payable, net	$3,541,300	$3,364,898
Revolving credit facility	—	230,000
Due to affiliates	27,299	27,299
Accounts payable and accrued expenses	117,630	103,896
Dividends and distributions payable	25,211	25,151
Intangible liabilities, net	130,028	153,018
Other liabilities	54,109	76,959

Total liabilities	3,895,577	3,981,221

EQUITY:
Paramount Group, Inc. equity	4,176,741	3,990,005
Noncontrolling interests in:
Consolidated joint ventures	404,997	253,788
Consolidated real estate fund	14,549	64,793
Operating Partnership	425,797	577,361

Total equity	5,022,084	4,885,947

Total liabilities and equity	$8,917,661	$8,867,168

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES:
Property rentals	$142,639	$127,041	$554,907	$498,057
Straight-line rent adjustments	10,924	14,725	54,453	82,568
Amortization of above and below-market leases, net	5,359	2,943	19,523	9,536

Rental income	158,922	144,709	628,883	590,161
Tenant reimbursement income	13,657	11,842	52,418	44,943
Fee and other income	7,678	10,251	37,666	48,237

Total revenues	180,257	166,802	718,967	683,341
EXPENSES:
Operating	68,440	63,076	266,136	250,040
Depreciation and amortization	67,894	60,975	266,037	269,450
General and administrative	16,953	14,175	61,577	53,510
Transaction related costs	976	679	2,027	2,404

Total expenses	154,263	138,905	595,777	575,404
Operating income	25,994	27,897	123,190	107,937
Income from unconsolidated joint ventures	1,042	2,122	20,185	7,413
(Loss) income from unconsolidated real estate funds	(90)	2,042	(6,143)	(498)
Interest and other income (loss), net	2,951	1,905	(9,031)	6,934
Interest and debt expense	(36,194)	(39,732)	(143,762)	(153,138)
Loss on early extinguishment of debt	—	(4,608)	(7,877)	(4,608)
Gain on sale of real estate	—	—	133,989	—
Unrealized gain on interest rate swaps	—	10,153	1,802	39,814

Net (loss) income before income taxes	(6,297)	(221)	112,353	3,854
Income tax expense	(935)	(2,602)	(5,177)	(1,785)

Net (loss) income	(7,232)	(2,823)	107,176	2,069
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(664)	(5,361)	10,365	(15,423)
Consolidated real estate fund	398	497	(19,797)	1,316
Operating Partnership	705	1,198	(11,363)	2,104

Net (loss) income attributable to common stockholders	$(6,793)	$(6,489)	$86,381	$(9,934)

Per share:
Basic	$(0.03)	$(0.03)	$0.37	$(0.05)

Diluted	$(0.03)	$(0.03)	$0.37	$(0.05)

Weighted average common shares outstanding:
Basic	239,997,181	223,221,284	236,372,801	218,053,062

Diluted	239,997,181	223,221,284	236,401,548	218,053,062

Paramount Group, Inc.

Reconciliation of Net Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation of Net (Loss) Income to FFO and Core FFO:
Net (loss) income	$(7,232)	$(2,823)	$107,176	$2,069
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	69,915	62,451	273,938	275,653
Gain on sale of Waterview	—	—	(110,583)	—

FFO	62,683	59,628	270,531	277,722
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(9,965)	(11,294)	(19,748)	(41,320)
Consolidated real estate fund	398	272	(20,132)	419

FFO attributable to Paramount Group Operating Partnership	53,116	48,606	230,651	236,821
Less FFO attributable to noncontrolling interests in Operating Partnership	(4,995)	(7,572)	(25,093)	(41,681)

FFO attributable to common stockholders	$48,121	$41,034	$205,558	$195,140

Per diluted share	$0.20	$0.18	$0.87	$0.89

FFO	$62,683	$59,628	$270,531	$277,722
Non-core items:
Severance costs	2,626	—	2,626	2,874
Transaction related costs	976	679	2,027	2,404
Our share of earnings from 712 Fifth Avenue in excess of distributions received and (distributions in excess of basis)	176	—	(14,205)	—
Realized and unrealized loss (gain) from unconsolidated real estate funds	99	(1,911)	6,380	607
After-tax net gain on sale of residential condominium land parcel	—	—	(21,568)	—
Valuation allowance on preferred equity investment	—	—	19,588	—
Loss on early extinguishment of debt	—	4,608	7,877	4,608
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	—	(10,930)	(2,750)	(41,869)

Core FFO	66,560	52,074	270,506	246,346
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(9,965)	(6,114)	(35,022)	(23,890)
Consolidated real estate fund	398	272	156	419

Core FFO attributable to Paramount Group Operating Partnership	56,993	46,232	235,640	222,875
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(5,360)	(7,202)	(25,568)	(39,296)

Core FFO attributable to common stockholders	$51,633	$39,030	$210,072	$183,579

Per diluted share	$0.22	$0.17	$0.89	$0.84

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	239,997,181	223,221,284	236,372,801	218,053,062
Effect of dilutive securities	37,360	23,141	28,747	15,869

Denominator for FFO and Core FFO per diluted share	240,034,541	223,244,425	236,401,548	218,068,931